CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated January 27, 2025 on the financial statements of the Parvin Hedged Equity Solari World Fund, a series of MSS Series Trust, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 84  under the Securities Act of 1933 and Post-Effective Amendment No. 85 under the Investment Company Act of 1940 to Parvin Hedged Equity Solari World Fund’s Registration Statement on Form N-1A (File Nos. 333-135714 and 811-21927), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Huntingdon Valley, Pennsylvania

March 30, 2026